Exhibit 10.21

                                LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (the "License Agreement" or this "Agreement"), dated as of the Effective Date (as hereinafter defined), by and between Titan Technologies Incorporated, having its principal place of business at 3206 Candelaria N.E., Albuquerque, New Mexico ("Titan" or "Licensor"), and Randall Gideon, Jim Samis, and Patrick Teagarden (collectively "Principals" or "Licensee"), with principal executive offices at 500 West 7th Street, Suite 1400, Fort Worth, Texas 76102.

                                    RECITALS

     A. Titan is the owner of all right, title and interest in the intellectual property described more completely below (the "Technology");

     B. Licensee is desirous of acquiring the right to use the Technology in construction and operation of facilities within the Territory (as defined below), including sale of facilities constructed by Licensee;

     C. This License Agreement provides for construction of one or more commercial Plants (the "Plants") to be owned by Licensee or an Operating Entity (as hereinafter defined), which will develop, construct, own, maintain and operate a series of Projects (as hereinafter defined) within the Territory using the Technology to recycle and convert tires and other rubber products into reusable products.

     D. Titan is willing to grant to Licensee an exclusive license within the Territory to use the Technology in connection with the manufacture, sale and operation of the Projects using the Technology to recycle and convert tires and other rubber products into reusable products, all on the terms and subject to the conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the premises, the mutual promises set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Titan and Licensee hereby agree as follows: 1. Definitions. The following definitions shall be applicable throughout this Agreement:

     1.1 The term "Affiliate" of any person or entity shall mean and include any person, corporation or other entity controlling, controlled by or under common control with, such person or entity.

     1.2 "Calendar Quarter" or "Quarterly" means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1, and October 1.

     1.3 "Construction Commencement" shall have occurred with respect to a Project at such time as the contractor under the construction contract for such Project receives the Notice to Proceed as defined in the construction documents for the Project and Licensee has delivered a written certification to Licensor that Licensee has arranged for financing which Licensee in good faith reasonably believes to be sufficient to complete the Project.

     1.4 "Field of Use" shall mean use of the Invention or Technology or Patent Rights for recycle of tires and other rubber products of whatsoever origin into reusable products.

     1.5 "First Project" shall mean the first Project commenced by the Licensee. Each succeeding Project commenced thereafter shall be similarly referred to in chronological order.

     1.6 "Gross Sales" shall mean the cash amount actually collected on sales of Licensed Products, including but not limited to carbon black, whether activated or not, oil, gas, liquid hydrocarbons, and all other hydrocarbon products, steel, power, and energy. If Licensed Products are sold in transactions which are not bona fide arm's-length transactions (including transactions between entities which are affiliated or have related interests), Gross Sales shall be determined by the most recent commercial sale to an independent party.

     1.7 "Invention" or "Inventions" means the Titan process and processes for recycle of tires, together with equipment, reagents and proprietary knowledge utilized to employ the Technology and the products and processes related to or included therein.

     1.8 "Licensed Marks" means all service marks and trademarks (but not tradenames) of Licensor relating to the Invention, Licensed Processes or Licensed Products, including any and all service marks and trademarks which may be established from and after the date of this License Agreement.

     1.9 "Licensed Processes" shall mean the processes claimed in or utilizing Patent Rights or some portion thereof, together with all proprietary knowledge related to use of the Invention or Inventions and any licenses or sublicenses which Licensor has acquired or develops the right to use in connection with the Technology.

     1.10 "Licensed Products" shall mean products which are:

          (a)  made in accordance with or by means of Licensed Processes; or

          (b) made utilizing any substance, device, apparatus, method, or process which embodies or uses the Technology or Invention, including improvements.

     1.11 "Patent Rights" shall mean United States Patent Numbers 5,714,043 and 5,871,619 issued by the U.S. Patent and Trademark Office on February 3, 1998 and February 16, 1999, respectively, and applications which may be filed in the United States and all foreign countries, and any provisional, divisional, continuation, continuation-in-part, and substitute applications thereof, and any patents issuing thereon and reissues, reexaminations, and extensions thereof, which relate to the Invention or Technology.

     1.12 "Project" shall mean one production train capable of handling up to 150 tons per day of tires and other rubber products.

     1.13 The term "Technology" shall mean any and all information, patent applications, know-how, show-how, substances, recipes, formulas, compositions, devices, apparatuses, techniques, notes, books, writings or other documents, samples, prototypes, models, trade secrets, methods, practices, procedures, processes, process parameters, research and development information, software, algorithms, flow charts, data flow diagrams, state transition diagrams, contact diagrams, technical plans and designs, data, blueprints, inventions, customer and supplier lists, price lists, marketing plans, and other business and financial information, including improvements, changes, developments, and modifications thereto, which relate to the Invention or Inventions. Without limitation, the term "Technology" includes the inventions described in and covered by U.S. Patents Nos. 5,714,043 and 5,871,619.

     1.14 The term "Territory" shall be defined under this License Agreement as follows: the entire geographical area comprising North America, Central America and South America.

2.   Grant of License: Term.

     2.1 Titan hereby grants to Licensee, and Licensee accepts, the exclusive right, license and privilege to use the Technology within the Territory in connection with the design, manufacture, construction, maintenance and operation of the Projects, and operation thereof to recycle and convert rubber products into reusable product, including the right to sell and distribute Licensed Products and to practice Licensed Processes. If a third party ("Interested Third Party") approaches a party to this Agreement and such Interested Third Party expresses a desire to construct and/or operate a Project in the Territory, the contacted party will promptly notify the other parties to this Agreement thereof; provided, however, in no event shall any license or sub-license be granted to such third party without the unanimous consent of all parties to this Agreement, which consent may be withheld by any party in such party's sole and absolute discretion. Licensee may, if it desires to do so in its sole and absolute discretion, license the use of its plans for the design and construction of its prior Projects and provide consulting services to prospective licensees outside the Territory on terms and for fees as may be mutually agreed upon between Licensee and the prospective licensee.

     2.2 The term of this Agreement shall commence as of the date hereof and shall terminate, as to each Project, upon the permanent cessation of operations of the Project, unless this License Agreement shall have been sooner terminated by Licensor or Licensee pursuant to the provisions of Articles 10, 11 or 28 below.

     2.3 The Licensee may not assign, transfer, sublicense or otherwise convey any of the rights granted to Licensee hereunder or any interest therein, by operation of law or otherwise, to any person, firm, corporation, or entity without the express prior written consent of Titan; provided, however, the License rights hereunder may be assigned to an entity to be formed by the Principals and/or to any subsidiary of such new entity (such entity and/or its subsidiaries being referred to herein as the "Operating Entities" or an "Operating Entity") if the Operating Entity(ies) agree(s) to be bound to the terms of this Agreement; provided further, however, if Principals and Titan reach mutual agreement as to the terms of a modified agreement to control with respect to the assigned interest, then the terms of such modified agreement shall govern with respect thereto.

     2.4 Licensee shall use the Technology only in the manner set forth in the Agreement and shall use the Technology only in connection with the design, manufacture, construction, maintenance and operation of the Projects to recycle and convert tires and other rubber products. Licensee covenants that the Projects will be designed, constructed and operated in accordance with all applicable environmental standards of the jurisdiction where the applicable Project is located.

     2.5 Except upon expiration of exclusive right, title and license as provided in Sections 10.1, 10.2, 10.3, 26, 27 and 28 below, the Licensor shall not license or otherwise grant any other party any right to use the Patent Rights, Licensed Marks, Licensed Processes or Technology within the Territory for any purpose, unless it first notifies Licensee of any such proposed license or use and obtains the written approval thereof by Licensee which approval may be withheld in Licensee's sole and absolute discretion. Except upon expiration of exclusive right, title and license as provided in Sections 10.1, 10.2, 10.3, 26, 27 and 28 below, the Licensor agrees that Licensor shall not in any way use the Patent Rights, Licensed Marks, Licensed Processes or Technology itself within the Territory or permit any Affiliate of Licensor to use same, without first obtaining written consent to such license from Principals, during the term of this Agreement.

3.   Samples: Products

     3.1 Licensor may request, not more often than once each Calendar Quarter, that Licensee present to Licensor at its principal place of business in Albuquerque, New Mexico, at Licensee's sole cost and expense, a sample of each Licensed Product being manufactured or sold by or on behalf of Licensee and Licensee's analysis of each such product.

4.   Inspection

     4.1 The duly authorized representatives of Licensor and its guests shall have the right, upon reasonable advance notice to Licensee and during normal business hours, to inspect all facilities utilized by Licensee, its contractors and suppliers, in connection with the design and construction of Projects using the Technology and the manufacture, sale, storage or distribution of products pursuant hereto.

     4.2 Licensee shall market and sell Licensed Products produced at each Project in accordance with and in observance of all applicable laws.

     4.3 Any data reported to Titan by Licensee may be shared by Titan with prospective licensees so long as Licensor obtains a written agreement from the prospective licensee to keep such information confidential.

5.   Consideration for License

     5.1 Licensor shall receive an equity interest (expected to be in the form of limited partnership interests) in the Operating Entity which owns each Project as follows:

          (a)  First Project: 10%

          (b)  Second Project: 12%

          (c)  Third Project: 14%

          (d)  Fourth Project: 16%

          (e)  Fifth Project: 18%

          (f)  Sixth Project and each Project thereafter: 20%

          Titan's ownership interest in each such Operating Entity shall consist of a percentage interest equal to the applicable percentage listed above for the Project owned by such Operating Entity, in the capital, profit and loss allocations, deductions, distributions and the right to share the proceeds upon sale or liquidation of assets of the Operating Entity, which interest will not be diminished by any recapitalization without its consent (other than the effect of capital calls among owners of the Operating Entity for cash deficits), subject to the terms and conditions of the partnership agreement, limited liability company agreement or other applicable constituent document for such entity which are applicable to all owners; provided, however, that if one Operating Entity owns more than one Project, and if the percentage interests which are applicable to such Projects under the above schedule are not the same, then the Operating Entity shall keep separate production records for each Project owned by it, and the interest in profits and losses and deductions, the distribution of cash and the right to share the proceeds upon sale or liquidation of assets of the Operating Entity shall be determined separately for each Project and specially allocated to Licensee separately for each Project in accordance with the percentages provided above with respect to each such Project.

     5.2 All payments required hereunder shall be made in United States dollars.

     5.3 Subject to Paragraph 28 below, a one time license fee ("First Project License Fee") of $1,000,000.00 for the First Project shall be paid to Licensor by Licensee in 40 equal monthly installments of $25,000 each ("Monthly Installments"), with the first Monthly Installment due within 2 business days after the date the First Project has achieved Construction Commencement, and with such Monthly Installments to continue on the same day of each month thereafter until the 40th Monthly Installment has been paid.

     5.4 A one time license fee ("Subsequent Project License Fee") of $1,000,000.00 for the Second and each subsequent Project shall be paid to Licensor by Licensee, with each such Subsequent Project License Fee to be paid in 40 equal monthly installments of $25,000 each ("SP Monthly Installments"), with the first SP Monthly Installment due within 2 business days after the date the applicable Project has achieved Construction Commencement, and with such SP Monthly Installments for such Project to continue on the same day of each month thereafter until the 40th SP Monthly Installment has been paid with respect to such Project. The Subsequent License Fee for the Second and each subsequent Project shall not be earned or assessed unless and until Construction Commencement has actually occurred with respect to the applicable Project. The First Project License Fee and each Subsequent Project License Fee for all subsequent Projects may be collectively or generically referred to herein as the "License Fees" or a "License Fee".

     5.5 In addition to the License Fee, Licensee agrees to pay Licensor a production royalty ("Production Royalty") for the Licensed Product produced from each Project as follows:

          (a) The Production Royalty shall be equal to one and 70/100 percent (1.7%) of Gross Sales, to be paid in arrears on a Quarterly basis within thirty (30) days following the end of each Calendar Quarter and shall be accompanied by copies of settlement sheets or other appropriate documentation in sufficient detail to verify quantity of product sold and Gross Sales Price therefore and shall be based solely on actual Gross Sales.

6. Infringement. Licensee shall promptly notify Licensor of any infringement of the Technology whenever such infringement shall come to the Licensee's actual attention. After receipt of such notice from Licensee, Licensor shall advise Licensee of its decision either:

     6.1 to elect to take such action to stop such infringement or act as Licensor may deem necessary in which event: (a) Licensee shall cooperate fully with Licensor in connection therewith, and, if so requested by Licensor, shall join with Licensor as a party to any action brought by Licensor for such purpose; (b) Licensor shall have full control over any action taken, including without limitation the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it in its discretion deems advisable, and (c) Licensor shall bear all expenses connected with the foregoing; or

     6.2 to elect to have Licensee take control over the action, in which event: (a) Licensor shall cooperate fully with Licensee in connection therewith, and, if so requested by Licensee, shall join with Licensee as a party to any action brought by Licensee for such purpose; (b) Licensee shall have control over any action taken, provided that Licensor shall not be liable for any settlement effected without its express prior consent; and (c) Licensee shall bear all expenses in connection therewith and shall reimburse any payments, including, without limitation, any settlement payments, made by Licensor in connection therewith promptly upon request. (d) Any recovery as a result of any such action shall belong solely to Licensor, except to the extent that such recovery represents damage specifically allocated to Licensee, in which event such specified recovery shall be paid to Licensee.

7.   Additional Covenants and Agreements

     7.1 Licensee shall have no right to terminate this License Agreement or to be released, relieved, or discharged from its obligations hereunder in the case of the following:

          (a) any default, misrepresentation, negligence, gross negligence, misconduct, willful misconduct or other action or inaction of any kind by Licensee;

          (b) the insolvency, bankruptcy, reorganization or cessation of existence, or discharge or forgiveness of indebtedness of Licensee;

          (c) any defect in the title to, or any lien or other restriction of any kind upon the use of, any of the Licensed Marks for any reason whatsoever to the extent such defect, lien, or other restriction is the result of any actions taken or not taken by Licensee;

          (d) any restriction, prevention or curtailment of or interference with the use of any of the Licensed Marks for any reason whatsoever to the extent such restriction, prevention, curtailment or interference is the result of any actions taken or not taken by Licensee; and

          (e)  any law now or hereafter in force.

     7.2 Licensor shall have no right to terminate this License Agreement or to be released, relieved, or discharged from its obligations hereunder in the case of the following:

          (a) any default, misrepresentation, negligence, gross negligence, misconduct, willful misconduct or other action or inaction of any kind by Licensor;

          (b) the insolvency, bankruptcy, reorganization or cessation of existence, or discharge or forgiveness of indebtedness of Licensor;

          (c) any defect in the title to, or any lien or other restriction of any kind upon the use of, any of the Licensed Marks for any reason whatsoever;

          (d) any restriction, prevention or curtailment of or interference with the use of any of the Licensed Marks for any reason whatsoever; and

          (e)  any law now or hereafter in force.

8.   Patents

     8.1 Without otherwise restricting Licensor from filing and prosecuting, at its own expense and cost, further domestic and foreign patent applications corresponding to the Licensed Products and Licensed Processes and maintaining any patents resulting therefrom, Licensor, from time to time when so requested by Licensee, shall (to the extent permitted by the patent law of the country in question) file, or do all things reasonably necessary to enable Licensee to file in the name of Licensor, patent applications in such country or countries covering the Invention, Technology, Licensed Products, and Licensed Processes as shall be designated by Licensee. The filing, prosecution, and maintenance of any such patent applications or patents, the filing of which shall be so requested by Licensee, shall be at the sole expense of Licensee.

     8.2 Licensee shall have the right, at any time and upon notice to Licensor of not less than one (1) month, to terminate the rights and obligations conferred on it under Article 8.1 above with respect to the prosecution and/or maintenance of any patent applications or patents specified in such notice, provided that any such termination shall not terminate Licensee's obligation to pay any and all fees, costs, or expenses theretofore incurred by Licensee in connection with such prosecution and/or maintenance. In any such event, Licensor shall have the right, at its option and at its sole expense, to continue such prosecution or maintenance through patent attorneys of its own choice.

9.   Grant Back and Cross-License

     9.1 If Licensee develops improvements to the Licensed Products, Licensed Processes, or Technology, (i) Licensee shall be required to license such improvements to Licensor, (ii) such improvements shall be licensed back to Licensee as a part of the rights licensed hereunder in accordance with all the terms and provisions hereof, (iii) Licensor shall be entitled to sublicense such improvements to other licensees or sub-licensees not covered by this License Agreement to the extent such license to other parties would not be a violation of exclusive license within the Territory of the Technology hereunder or otherwise in violation of the provisions of this License Agreement. The rights of Licensor with respect to such improvements shall be on a royalty-free basis, and Licensee shall execute such documents as may be reasonably required to perfect Licensor's rights hereunder, including confirmation that Licensor is the owner of any such improvements.

10.  Events of Default: Termination

     10.1 Each of the following shall constitute an event of default by Licensee ("Licensee Event of Default") under this License Agreement: (a) If Licensee shall breach in any material respect any of its monetary obligations under this License Agreement, and such breach is not remedied within fifteen (15) days after written notice thereof from Licensor (b) If Licensee shall breach in any material respect any of its non-monetary obligations under this License Agreement, and such breach is not remedied within thirty (30) days after written notice thereof from Licensor; provided, however, if such default is not for the payment of money and is not reasonably capable of being cured through Licensee's diligent and continuous effort within thirty (30) days after written notice thereof, then there shall not exist a Licensee Event of Default so long as Licensee commences to cure such default within 30 days after such notice, and thereafter applies its reasonable best efforts to cure such default, and does in fact cure such default within 120 days of the initial notice of default; or (c) If Licensee shall cease doing business as a going concern; or (d) If Licensee shall fail to perform or observe the Confidentiality and Non-Circumvention Agreement executed in connection herewith and attached thereto as Schedule "A" ("Confidentiality and Non-Circumvention Agreement"), and such failure is not remedied within thirty (30) days after written notice thereof from Licensor; provided, however, if such failure is not for the payment of money and is not reasonably capable of being cured through Licensee's diligent and continuous effort within thirty (30) days after written notice thereof, then there shall not exist a Licensee Event of Default so long as Licensee commences to cure such default within 30 days after such notice, and thereafter applies its reasonable best efforts to cure such default, and does in fact cure such default within 120 days of the initial notice of default.

     10.2 As used in this Agreement, the term "default" shall mean any condition, event or state of facts which, after notice or lapse of time, or both, would be an event of default.

     10.3 If a Licensee Event of Default shall occur and be continuing, Licensor shall be entitled to do any one or more of the following remedies: (i) bring an action for specific performance of Licensee's obligations hereunder or seek injunctive relief to enjoin Licensee from violating the terms of this License Agreement or otherwise seek such equitable relief as may be appropriate with respect to such Licensee Event of Default, and/or (ii) bring an action for damages against Licensee resulting from such Licensee Event of Default, and/or (iii) Licensor, at Licensor's option may pay or perform the underlying obligation for the account of Licensee which is the subject of the default, in which case Licensee shall reimburse Licensor upon demand for all expenses incurred by Licensor in paying or performing the underlying obligation for the account of Licensee, and/or (iv) terminate this License Agreement by delivering written notice thereof to Licensee and/or (v) seek such other relief as may be available at law or in equity; provided, however, (x) in no event shall Licensor have the right to terminate this License Agreement with respect to any Project ("Unaffected Project") existing at the time of the Licensee Event of Default if the default giving rise to the Licensee Event of Default does not directly relate to such Unaffected Project, and notwithstanding the termination of this License Agreement as to any Project or Projects, Licensee shall continue to enjoy all license rights hereunder as they relate to the Unaffected Project and (xx) in the event of a failure to the meet the Construction Commencement Requirements of Paragraph 27 below, Licensor's sole and exclusive remedies with respect to such failure shall be those set forth in said Paragraph 27 and (xxx) in the event of a Licensee Event of Default relating to Licensee's failure to meet its Required Share Obligations (as defined below), Licensor's sole and exclusive remedy shall be to terminate this Agreement as provided above.

     10.4 Each of the following shall constitute an event of default by Licensor ("Licensor Event of Default") under this License Agreement:

          (a) If Licensor shall breach in any material respect any of its obligations or representations and warranties under this License Agreement, and such breach is not remedied within thirty (30) days after written notice thereof from Licensee; provided, however, if such default is not for the payment of money and is not reasonably capable of being cured through Licensor's diligent and continuous effort within thirty (30) days after written notice thereof, then there shall not exist a Licensor Event of Default so long as Licensor commences to cure such default within 30 days after such notice, and thereafter applies its reasonable best efforts to cure such default, and does in fact cure such default within 120 days of the initial notice of default; provided, further however, if such breach results in Licensee being substantially unable to use and enjoy the Technology licensed hereunder, such notice and cure period shall not be applicable and a Licensor Event of Default shall be deemed to exist immediately upon the happening of such breach and Licensee may immediately exercise its remedies set forth below;

          (b) If Licensor shall fail to perform or observe any material term, condition, agreement or covenant on its part to be performed or observed pursuant to this License Agreement, including the Confidentiality and Non-Circumvention Agreement, and such failure is not remedied within thirty (30) days after written notice thereof from Licensee; provided, however, if such failure is not for the payment of money and is not reasonably capable of being cured through Licensor's diligent and continuous effort within thirty (30) days after written notice thereof, then there shall not exist a Licensor Event of Default so long as Licensor commences to cure such default within 30 days after such notice, and thereafter applies its reasonable best efforts to cure such default, and does in fact cure such default within 120 days of the initial notice of default; provided, further however, if such breach results in Licensee being substantially unable to use and enjoy the Technology licensed hereunder, such notice and cure period shall not be applicable and a Licensor Event of Default shall be deemed to exist immediately upon the happening of such breach and Licensee may immediately exercise its remedies set forth below.

     10.5 If a Licensor Event of Default shall occur and be continuing, Licensee shall be entitled to do any one or more of the following remedies: (i) bring an action for specific performance of Licensor's obligations hereunder or seek injunctive relief to enjoin Licensor from violating the terms of this License Agreement or otherwise seek such equitable relief as may be appropriate with respect to such Licensor Event of Default, and/or (ii) bring an action for damages against Licensor resulting from such Licensor Event of Default, and/or (iii) if, as a result of such Licensor Event of Default, Licensee is unable to operate any of the Projects in materially the same manner as Licensee operated such Projects immediately prior to the Licensor Event of Default, Licensee, at Licensee's option may pay or perform the underlying obligation for the account of Licensor, in which case Licensor shall reimburse Licensee upon demand for all expenses incurred by Licensee in paying or performing the underlying obligation for the account of Licensor, and if Licensor fails to reimburse Licensee for such expenses within thirty (30) days of Licensee's demand therefor, Licensee may thereafter offset the Royalty due to Licensor by the amounts owing by Licensor and/or (iv) terminate this License Agreement by delivering written notice thereof to Licensor and/or (v) seek such other relief as may be available at law or in equity.

11.  Effect of Expiration or Termination

     11.1 Upon any expiration or termination of this Agreement:

          (a) all rights of Licensee hereunder shall terminate and revert automatically to Licensor, and neither Licensee nor any of its receivers, representatives, trustees, agents, successors or assigns (by operation of law or otherwise) shall have any right to manufacture, exploit, advertise, merchandise, promote, sell, distribute or deal in or with Licensed Product (except to the extent that the Patent Rights after such termination no longer protect against third parties using the Technology) and Licensee and all of its receivers, representatives, trustees, agents, successors or assigns (by operation of law or otherwise) shall forthwith discontinue all use of the Licensed Marks and any variation or simulation thereof, or any mark confusingly similar or likely to create confusion therewith, and all references thereto or hereto, and all designs, Samples and labels provided or employed hereunder, and all designs, Samples and labels provided or employed hereunder, including any modifications or improvements thereof and any patents, trademarks, copyrights, trade names and other proprietary rights in connection therewith, and Licensee hereby irrevocably releases and disclaims any right or interest in or to any and all of the foregoing; and (b) Licensor shall forthwith have the unrestricted right to manufacture, advertise, merchandise, promote, sell and distribute Licensed Products directly or through others, and to grant licenses with respect to Licensed Products and the Licensed Marks.

12.  Insurance

     12.1 Licensee has obtained, and shall maintain at its own expense in full force and effect at all times during which the Licensed Products are being sold and used, with a reasonably acceptable insurance carrier, products liability insurance policy with limits of liability customary in the industry, but only to the extent such insurance is readily available at commercially reasonable prices in the jurisdictions where the Licensed Products are being sold. Such insurance shall be for the benefit of and shall name as co-insured Licensor, its affiliates and subsidiaries, and their respective officers, directors, controlling persons, successors in interest and assigns, and shall provide for at least thirty (30) days' prior written notice by the carrier thereof (each an "Insurance Notice") to Licensor and Licensee of the cancellation or modification thereof.

13.  Representation and Warranties

     13.1 Licensee hereby represents and warrants to Licensor, as of the Effective Date, as follows:

          (a) Licensee consists of natural persons of majority age with capacity to enter into this Agreement.

          (b) Any Operating Entity will be limited partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction organized.

          (c) Neither the execution, delivery nor performance of this Agreement by Licensee will, with or without the giving notice or passage of time, or both, conflict with, or result in a default or loss of rights under, any provision of any of the constituent documents of any Operating Entity or under any contract or agreement under which Licensee is a party or by which it or any of its properties may be bound.

          (d) Licensee has full power and authority to enter into this Agreement and to carry out the transactions contemplated thereby in accordance with its terms; the execution, delivery, and performance of this Agreement by Licensee have been duly and properly authorized by all necessary actions; and this Agreement constitutes the valid and binding obligation of Licensee enforceable in accordance with its terms.

          (e) Licensee has reviewed the terms and conditions of this Agreement and Licensee has found no provision which would result on the invalidity, unenforceability, impossibility or illegality of performance of this Agreement for any reason, and Licensee will not assert same in the future.


     13.2 Licensor hereby represents and warrants to Licensee that, as of the Effective Date:

          (a) Licensor is a corporation duly organized, validly existing and in good standing under the laws of The State of New Mexico.

          (b) Neither the execution, delivery nor performance of this Agreement by Licensor will, with or without the giving notice or passage of time, or both, conflict with, or result in a default or loss of rights under, any provision of the Certificate of Incorporation or By-Laws of Licensor or under any contract or agreement under which Licensor is a party or by which it or any of its properties may be bound.

          (c) Licensor has full power and authority to enter into this Agreement and to carry out the transactions contemplated thereby in accordance with its terms; the execution, delivery, and performance of this Agreement by Licensor have been duly and properly authorized by all necessary corporate actions; and this Agreement constitutes the valid and binding obligation of Licensor enforceable in accordance with its terms.

          (d) The granting of the rights hereunder to Licensee and the use of the Technology or any aspect thereof by Licensee pursuant to the terms hereof will not result in a breach of, or constitute a default under any agreement or restriction to which Licensor is a party or by which Licensor may be bound or affected, nor shall the use of the Technology by Licensee pursuant to the terms hereof (including Licensed Processes, Inventions and Licensed Products) give rise to any claim of infringement by any person, and no person is claiming or has a right to claim any infringement with respect to such use of the Technology or any aspect thereof.

          (e) Licensor is the owner of the entire right, title, and interest in and to the Patent Rights and Technology.

          (f) Licensor has the sole right to grant licenses under the Patent Rights and Technology.

          (g) There are no license rights or any other rights in favor of any other person or entity within the Territory under the Patent Rights or Technology or any aspect thereof.

          (h) There are no claims, actions, suits, proceedings or investigations pending or threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Licensor or any of its Affiliates or any of their respective officers, directors, employees, agents or affiliates involving, affecting or relating to any of the Patent Rights, Technology, Licensed Marks, Licensed Processes or Licensed Products, nor does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation.

          (i) Licensor has reviewed the terms and conditions of this Agreement and Licensee has found no provision which would result on the invalidity, unenforceability, impossibility or illegality of performance of this Agreement for any reason, and Licensor will not assert same in the future.

               Licensor agrees to indemnify, defend and hold Licensee harmless of, from, against and in respect of any and all losses, damages, liabilities, claims, fines, taxes, penalties and other costs and expenses including, but not limited to, all reasonable attorney's fees, expenses and court costs, and all judgments, awards, settlements and other costs and expenses incurred in connection with any actual, pending or threatened suit, proceeding or claim, incurred or sustained by the Licensee, directly or indirectly, arising out of any misrepresentation, breach or non-fulfillment of the above representations and warranties by Licensor.

14.      Disclaimer
         ----------

     14.1 LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS REGARDING THE TECHNOLOGY, LICENSED PRODUCTS, LICENSED PROCESSES, PATENT RIGHTS, LICENSED MARKS, OR CONFIDENTIAL INFORMATION EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, LICENSOR HEREBY SPECIFICALLY DISCLAIMS AND EXCLUDES ANY WARRANTIES, EXPRESS OR IMPLIED, PERTAINING TO ANY CAPABILITIES, LIMITATIONS, RISKS, OR PARTICULAR APPLICATIONS OF THE TECHNOLOGY, LICENSED PRODUCTS, LICENSED PROCESSES, PATENT RIGHTS, LICENSED MARKS, OR CONFIDENTIAL INFORMATION. LICENSOR FURTHER HEREBY DISCLAIMS AND EXCLUDES ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO TECHNICAL INFORMATION OR OTHER COMMUNICATION HEREUNDER SHALL BE DEEMED A WARRANTY OR REPRESENTATION EXCEPT TO THE EXTENT IT IS SPECIFICALLY DENOMINATED AS SUCH. LICENSEE HAS TECHNICAL EXPERTISE AND EXPERIENCE IN THE FIELDS OF USE CONTEMPLATED FOR ALL LICENSED MATTER UNDER THIS AGREEMENT, AND PRIOR TO ENTERING INTO THIS LICENSE AGREEMENT LICENSEE HAS EXTENSIVELY USED, INVESTIGATED AND FAMILIARIZED ITSELF WITH ALL LICENSED MATTER UNDER THIS AGREEMENT, AND HAS FULLY SATISFIED ITSELF OR WILL UNDERTAKE TO FULLY SATISFY ITSELF IN THE FUTURE AS TO ALL ASPECTS OF SUCH LICENSED MATTER, INCLUDING ALL CAPABILITIES, LIMITATIONS, RISKS OR PARTICULAR APPLICATIONS. LICENSEE ACCEPTS THE RISKS OF THIS LICENSE, FORESEEN OR UNFORESEEN, AND AGREES THAT ALL OF ITS OPERATIONS AND SUBLICENSING PURSUANT TO THIS AGREEMENT SHALL BE AT ITS OWN RISK. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LICENSOR SHALL NOT BE LIABLE FOR ANY DAMAGE OR LOSS OF ANY KIND, WHETHER DIRECT OR INDIRECT, INCIDENTAL OR CONSEQUENTIAL, UNDER ANY THEORY OF LIABILITY, ARISING OUT OF OR RELATING TO THE USE OF THE TECHNOLOGY, LICENSED PRODUCTS, LICENSED PROCESSES, PATENT RIGHTS, LICENSED MARKS, OR CONFIDENTIAL INFORMATION.


15.  Brokers.

     15.1 Each of Licensor and Licensee hereby represents and warrants to the other that it has not employed or dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and agrees to indemnify the other and hold it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders fees in connection with this agreement or the transactions contemplated hereby insofar as such liabilities shall be based on the arrangements or agreements made by it or on its behalf.

16.  Notices

     16.1 All reports, communications, requests or notices required by or permitted under this Agreement to be in writing and shall be deemed to be duly given on the date same is hand delivered, or when sent facsimile copier with receipt confirmed, or when sent by an internationally recognized overnight courier service, to the party concerned at the following address:

         If to Licensor:        3206 Candelaria N.E.
                                Albuquerque, New Mexico USA 87107
                                Attention: President
                                tel: +505 884-0272
                                fax: +505 881-7113

         If to Licensee:        500 West 7th Street, Suite 1400
                                Fort Worth, Texas 76102
                                Attn: Martha Granger
                                Tel: +817 891-4588
                                Fax: +817 332-3329


          Any party may change the address to which such notices and communications shall be sent by written notice to the other parties, provided that any notice of change of address shall be effective only upon receipt.

17. Integration. This License Agreement sets forth the entire agreement and understanding between the parties relating in any way to the use of the Technology, Licensed Marks, Licensed Process, Inventions and Licensed Products, or to any other subject matter contained herein and merges all prior discussions, arrangements and agreements between them.

18.  Amendments.

     18.1 This Agreement may not be amended or modified except by written instrument signed by each of the parties thereto.

19.  Relationship of Parties.

     19.1 Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers except to the extent that Licensor is contemplated as being an equity participant in Operating Entities pursuant to Paragraph 5.1 of this Agreement, or either as agent of the other. Neither party hereto by virtue hereof shall have the right or authority to act for or to bind the other in any way or to sign the name of the other or to represent that the other is in any way responsible for the acts or omissions of the other.

20.  Interpretation.

     20.1 This License Agreement has been negotiated and drafted by both parties in the English language and Licensee acknowledges that it has been reviewed by legal counsel of its choice, and that use of the English language (including use of the English language in any arbitration proceedings as set forth below) does not prejudice Licensee's understanding of the terms and conditions contained herein. The headings given to the paragraphs of this Agreement are for the convenience of the parties only and are not to be used in any interpretation of this Agreement.

21.  Jurisdiction.

     21.1 Licensor and Licensee hereby agree that this License Agreement is governed by the laws of New Mexico, except the Rules of Private International Law (conflict of laws) and thereby any renvoi to any other jurisdiction or law shall be excluded.

22.  Severability.

     22.1 In the event that any one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.  Waiver.

     23.1 No failure or delay on the part of either party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right to preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by either party of any provision of this Agreement, or of any breach or default, shall be effective unless in writing and signed by the party against whom such waiver is to be enforced. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity.

24.  Arbitration.

     24.1 In the event of any dispute hereunder and Licensor and Licensee shall not reach agreement within thirty (30) days of such dispute, either party may submit the issue to arbitration in accordance with the provisions of this Article.

     24.2 Any disputes concerning this License Agreement shall be exclusively and finally settled by an arbitration tribunal constituted and ruling under the Rules of Conciliation and Arbitration of the International Chamber of Commerce composed of three arbitrators appointed in accordance with said rules. The parties agree that the place of arbitration shall be Albuquerque, New Mexico and that the language of any such arbitration proceedings shall be English.

     24.3 Nothing contained herein shall be deemed to restrict the right of Licensor to seek other remedies in the event that a dispute relates to alleged violation of the Confidentiality and Non-Circumvention Agreement.

     24.4 No provision of, nor the exercise of any rights under, this Article 24 shall limit the right of any party, and the parties shall have the right during any dispute, to seek, use, and employ ancillary or preliminary remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, or foreclosing upon any property which is involved in a dispute, including, without limitation, rights and remedies relating to: (a) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under a deed of trust mortgage, or other security agreement or instrument, or applicable law; (b) exercising self help remedies (including set off rights); or (c) obtaining provisions or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment, or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof. In disputes involving indebtedness or other monetary obligations, each party agrees that the other party may proceed with arbitration against all liable persons, jointly and severally, or against one or more of them, less than all, without impairing rights against other liable persons.

25. Attorneys Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, including any arbitration proceeding as required or permitted herein, the prevailing party or parties shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party or parties may be entitled.

26.  Stock Purchase Matters.

     26.1 Licensor represents and warrants to Licensee that, as of the Effective Date hereof,

          (i) Licensor is authorized to issue, in the aggregate, 50,000,000 shares of common stock, no par value per share (herein called "Common Stock"),

          (ii) each share of such Common Stock has identical rights and privileges in every respect,

          (iii) there is no other class of stock issued or authorized to be issued by Licensor,


          (iv) out of the total authorized shares of Common Stock, no more than 44,786,658 shares have been issued,

          (v) there are at least 5,213,342 remaining authorized but unissued shares of Common Stock (the "Authorized But Unissued Shares"), and

          (vi) there are no options, warrants, or other similar rights to acquire shares of Common Stock that, upon the exercise or conversion thereof, would reduce the number of Authorized But Unissued Shares below that set forth in clause (v) above. Licensor further represents, warrants, and covenants to Licensee that

               (A) all of the information set forth in all reports filed by Licensor pursuant to the Securities Act of 1933, as amended, and to the Securities Exchange Act of 1934, as amended, is and will be true and correct in all material respects at the time of filing,

               (B) Licensor's issuance of shares of Authorized But Unissued Shares to Licensee in accordance with the terms and conditions of this Agreement does not and will not violate any preemptive or other rights of any person,

               (C) all shares of Authorized But Unissued Shares issued and to be issued to Licensee in accordance with the terms and conditions of this Agreement shall, upon such issuance, be validly issued, fully paid, and non-assessable, and shall be issued free and clear of any liens, encumbrances or other claims whatsoever,

               (D) Licensor shall at all times have duly authorized a sufficient number of shares of Common Stock to allow Licensee to purchase all of the Authorized But Unissued Shares that Licensee is entitled to purchase pursuant to the terms and conditions of this Agreement, and

               (E) Licensor shall at all times make publicly available such information as is necessary to enable Licensee to sell under Rule 144 of the Securities Act of 1933, as amended, Authorized But Unissued Shares issued to Licensee pursuant to this Agreement.

     26.2 Licensee shall have the following obligations ("Required Share Obligations") relative to the purchase of shares of the Authorized But Unissued Shares:

          (a) Within Ninety (90) days after the Effective Date of this Agreement ("First Purchase Deadline"), Licensee shall purchase $25,000.00 of the Authorized But Unissued Shares from Licensor at the Market Price (as hereinafter defined) existing as of the day the Required Share Notice (as hereinafter defined) with respect thereto is delivered by Licensee to Licensor. The "Market Price" shall be determined in all cases as of 5:00pm Fort Worth, Texas time on the date for which a Market Price determination is required ("Determination Point in Time"), and shall mean, as of the applicable Determination Point in Time, the sales price per share for the then most recent arms length sale for cash of Common Stock by Licensor or by an existing stockholder of Licensor, in either case to a third party who is not a party to this Agreement or an affiliate of Licensor, as certified to Licensee in each case in writing by Licensor's chief executive officer or chief financial officer (which certification shall include such supporting documentation and other information and be in such format as Licensee reasonably shall require to allow Licensee to determine the basis for the calculation of the Market Price and the correctness of such calculation). A "Required Share Notice" shall mean a written notice from Licensee to Licensor identifying the total dollar amount for shares Licensee desires to purchase at any given time toward satisfaction of its obligations hereunder, which Required Share Notice shall include a check or other transfer of funds from Licensee for the total purchase price ("Stock Payment Amount") specified in the Required Share Notice for the shares of Common Stock to be purchased pursuant to such Required Share Notice (with the actual number of shares of Common Stock so purchased, calculated based on the Stock Payment Amount and the applicable Market Price, being referred to herein as the "Purchased Shares").

          (b) Within each of the succeeding nine (9) thirty day periods following the First Purchase Deadline (each a "Succeeding Purchase Deadline") (for a period of nine months after the First Purchase Deadline) Licensee shall purchase an additional $25,000.00 of Authorized But Unissued Shares at the Market Price on the day(s) the Required Share Notice with respect thereto is delivered by Licensee to Licensor. Accordingly, by the end of the first year after the Effective Date, Licensee will have purchased a total of $250,000 of the Authorized But Unissued Shares from Licensor pursuant to the forgoing schedule. (The First Purchase Deadline and the Succeeding Purchase Deadlines may be generically referred to as "Purchase Deadline(s)")

          (c) Licensee may purchase Authorized But Unissued Shares from Titan at any time prior to the dates designated above, and any Authorized But Unissued Shares purchased in excess of the shares required to be purchased under the above schedule shall be fully credited toward the shares required to be purchased by Succeeding Purchase Deadlines until fully applied.

          (d) The obligation of Licensee to purchase Titan stock will cease if, at any time during the nine month period after the First Purchase Deadline, Licensee causes Construction Commencement to occur with respect to the First Project. Within 5 days after delivery of any Required Share Notice (with payment of the Stock Payment Amount) by Licensee to Licensor, Licensor shall send notice to Titan's transfer agent to authorize issuance of the number of shares to Licensee covered by the Required Share Notice at issue.

     26.3 In additional to and separate from the Required Share Obligations, upon the Effective Date and for a period of three months after the Effective Date, Licensee shall have the option and right ("Option") to purchase up to 750,000 additional Common Shares (in addition to shares acquired under Section 26.2 above) (the "Optioned Shares") at a set per share price of $0.10 per share. The Option may be exercised with respect to all or any portion of the Optioned Shares by written notice ("Exercise Notice") from Licensee to Licensor, together with a check for the total purchase price due for the shares covered by the Exercise Notice, and Licensee shall have the right to exercise the Option periodically so as to acquire the Optioned Shares in lots as selected and specified by Licensee from time to time by separate Exercise Notices to Licensor identifying the number of shares Licensee desires to acquire with respect to each Exercise Notice. The shares of Common Stock so purchased by exercise of the Option are referred to herein as the "Purchased Option Shares".

     26.4 Titan shall take all reasonable efforts to ensure that actual stock certificates are issued by the transfer agent for the Purchased Shares or Purchased Option Shares, within 15 days after the applicable Required Share Notice or Exercise Notice, as applicable, but in any event shall cause such stock certificates to be issued and delivered to Licensee at the earliest possible time.

     26.5 The Licensee agrees for itself and its principal members that each and every one of them is an accredited investor as that term is defined in
          Section 230.501(a) of Regulation D of the Securities Act of 1933, that they are sophisticated, well informed investors as that term is defined in Rule 109.13 of the Texas Administrative Code and that this offering meets the requirements of Regulation D of the Securities Act of 1933 and Rule 109.13 of the Texas Administrative Code. Licensee acknowledges that Licensee has received copies of Section 5 of the Texas Securities Act and Section 109.13 of the Texas Administrative Code, a description of New Mexico exemptions for limited offering for small businesses and Regulation D of the Securities Act of 1933. Licensee agrees that Licensee is acquiring the shares for investment and not with a view to further distribution, that Licensee will sign a subscription agreement containing customary terms and conditions, including an acknowledgement that the shares are not registered and that in order to sell said shares the Licensee will need to either (i) register the shares or sell them pursuant to available state and federal exemptions from registration before they can be sold or (ii) sell the shares in accordance with Rule 144 of the Securities Act of 1933 after waiting the required time periods.

     26.6 Licensor will pay the costs for issuance of all Purchased Shares and Purchased Option Shares, under the terms stated in Section 26.5 above. Licensee will be liable for any costs associated with any subsequent sales of any the Titan shares Licensee acquires pursuant to this Agreement.

     26.7 Licensor shall not sell any Authorized But Unissued Shares to any other party which would or could result in Licensee being unable to acquire the required number of Common Shares pursuant to the Required Share Obligations or which would or could result in Licensee being unable to acquire all of the Optioned Shares.

27. Project Schedule. Licensee agrees that Licensee will cause Construction Commencement to occur with respect to Projects in accordance with the following requirements ("Construction Commencement Requirements") set forth in this Paragraph. Construction Commencement shall have occurred with respect to the First Project within 12 months after the Effective Date of this Agreement. Thereafter, Licensee will cause Construction Commencement to occur for additional Projects so that the following schedule will be adhered to within the following time periods:

     (a) There shall have been a cumulative total of at least 3 Projects (including the First Project) for which Construction Commencement shall have occurred by the date which is three years after the Effective Date hereof.

     (b) There shall have been a cumulative total of at least 7 Projects (including the First Project and all other prior Projects) for which Construction Commencement shall have occurred by the date which is four years after the Effective Date. (

     c) There shall have been a cumulative total of at least 13 Projects (including the First Project and all other prior Projects) for which Construction Commencement shall have occurred by the date which is five years after the Effective Date.

     (d) There shall have been a cumulative total of at least 20 Projects (including the First Project and all other prior Projects) for which Construction Commencement shall have occurred by the date which is six years after the Effective Date.

     (e) For the year beginning on the sixth anniversary of the Effective Date, and for each year commencing on each anniversary date thereafter (each a "Subsequent Year"), Construction Commencement shall have occurred with respect to at least 7 additional Projects during such Subsequent Year; provided, however, so long as there is a zero or positive Excess Project Balance at the end of any Subsequent Year, then Licensee shall be deemed to have satisfied its obligations for such Subsequent Year, regardless of whether there has been an actual Commencement of Construction for 7 Projects during such year. "Excess Project Balance" shall, at the end of any Subsequent Year, be equal to (i) the number of Projects in excess of 20 for which Construction Commencement has occurred as of the sixth anniversary of the Effective Date, less (ii) the required number of Projects for which Construction Commencement is required to have occurred hereunder for the Subsequent Year at issue and all prior Subsequent Years, plus (iii) the number of Projects for which Construction Commencement has actually occurred during the Subsequent Year at issue and all prior Subsequent Years.

         Each date on which a determination as to whether the Construction Commencement Requirements have been met as provided above is referred to herein as a "Compliance Determination Date".

28. License Exclusivity Upon Failure to Comply. Notwithstanding the provisions of Paragraphs 2.1 and 2.5 herein above, if Construction Commencement Requirements as provided above are not adhered to (subject to reasonable extension for a Force Majeure Situation, as hereinafter defined) or if Licensee does not meet the share purchase provision of Paragraph 26.2 above, then the exclusive license granted by paragraph 2.1 herein shall cease and become non-exclusive and Licensor will have the right to license the Technology anywhere in the Territory (referred to herein as an "Exclusivity Forfeiture"); provided, however, (i) even in the event of an Exclusivity Forfeiture, the license rights granted to Licensee hereunder shall remain in effect with respect to any then existing Projects, but such continuing license shall be non-exclusive and Licensor may grant other license rights to other parties within the Territory (so long as same do not purport to limit or impair Licensee's continuing non-exclusive license rights); and (ii) in the event that the Construction Commencement Requirements are not met as of any Compliance Determination Date, then Licensee shall have the option to nonetheless maintain its exclusive license rights hereunder by making payments ("Exclusivity Payments") to Licensee in the amount of $25,000 per month per Project for which the Construction Compliance Requirements are not met (commencing on the date which is one month after the Compliance Determination Date for which the Construction Commencement Requirements were not satisfied), and continuing until such time as a sufficient number of Projects have achieved Construction Commencement at any point in time so that the Construction Commencement Requirements will have been satisfied as of the Compliance Determination Date which occurs next after such point in time, and so long as such Exclusivity Payments are so paid Exclusivity Forfeiture shall be deemed not to have occurred and Licensor shall not have the right to grant any other license rights to other parties within the Territory; and (iii) with respect to any failure to meet the share purchase provisions of Paragraph 26.2, an Exclusivity Forfeiture shall not be deemed to have occurred unless and until Licensor has delivered written notice to Licensee of Licensee's failure to timely make such purchases and Licensee fails to cure its failure within 15 days after such notice. All Exclusivity Payments shall be credited and applied toward the next License Fees which shall become due and payable until such amounts are fully applied against same.

29. Force Majeure. A "Force Majeure Situation" shall be deemed to exist hereunder with respect to any delay or failure of performance resulting from acts of God or the public enemy, expropriation or confiscation of facilities, compliance with any order or mandatory request of any applicable governmental authority, acts of declared or undeclared war, public disorder, rebellion, sabotage, revolution, earthquake, fire, flood or other casualty, pestilence, riots, strikes or lockouts or labor disputes, embargo, governmental restrictions, emergency acts, or the inability of a party to obtain necessary materials or equipment due to future laws, rules or regulations of governmental authorities, but excluding causes which can be controlled by the expenditure of money in accordance with good business practices, and only so long as the non-performing party diligently and continuously attempts to cure the non-performance caused by the Force Majeure Situation (giving consideration to the effect of the Force Majeure Situation on such party's overall business operations).

30. Feasibility. For a period of 90 days after the Effective Date hereof (the "Feasibility Period"), Licensee will evaluate the feasibility of the Projects contemplated hereunder. If Licensee is not satisfied in its sole discretion as to the feasibility of the Projects, then Licensee may terminate this Agreement by sending written notice thereof to Licensor on or before expiration of the Feasibility Period, whereupon this Agreement shall terminate and neither party shall have any further rights or obligations hereunder.

31. Effective Date. The date on which this Agreement is executed by the last to sign of the Licensor and Licensee, as indicated beneath their respective signatures below, shall be the "Effective Date" of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

--------------------------------------------------------------------------------

LICENSOR:                                       LICENSEE:

TITAN TECHNOLOGIES, INC.

By:  /s/ Ronald Wilder                             /s/ Randall C. Gideon
   ---------------------------------               -----------------------------
                                                   Randall C. Gideon
Name:  Ronald Wilder
      -------------------------------
Title: President
       ------------------------------
Date Executed: May 17, 2005
               ----------------------
                                                /s/ Patrick A. Teagarden
                                                --------------------------------
                                                Patrick A. Teagarden

                                                /s/ Jim Samis
                                                --------------------------------
                                                Jim Samis

                                                Date Executed: May 16, 2005
                                                               -----------------